AMENDMENT NUMBER ONE
                                     TO THE
                      PUBLIC SERVICE COMPANY OF NEW MEXICO
                     MASTER DECOMMISSIONING TRUST AGREEMENT
                                       FOR
                      PALO VERDE NUCLEAR GENERATING STATION

         This Amendment Number One to the Public Service Company of New Mexico Master Decommissioning Trust Agreement for Palo Verde Generating Station (the "Agreement") made this 27th day of January, 1997 by and between Public Service Company of New Mexico, a corporation organized and existing under the laws of the State of New Mexico ("the Company") and Mellon Bank, N.A., a national banking association having trust power (the "Trustee").

                                   WITNESSETH:

         WHEREAS, the Company entered into the Agreement with the Trustee on March 15, 1996 to satisfy the Company's obligation to accumulate funds for the payment of its share of Termination Costs for Palo Verde Unit 1, Palo Verde Unit 2 and Palo Verde Unit 3, in accordance with the requirements of Section 8A.7.2 of the ANPP Participation Agreement; and

         WHEREAS, it is the intent of the Company to transfer certain Insurance Policies to the Master Trust and for the Trustee to hold such Insurance Policies, provide for their segregated safekeeping, and use their proceeds all in accordance with the terms of the Agreement; and

         WHEREAS, Section 2.11 of the Agreement allows the Trustee and the Company to amend the Agreement consistent with the purposes of the Agreement.

         NOW THEREFORE, the Company and the Trustee hereby amend the Agreement to make provisions necessary for the Trustee to accept such Insurance Policies as Trustee under the Agreement:

         1.   The  following  terms  shall be  included  under  Article  I,
              Section 1.01, and the existing terms renumbered:

              (2) "Annual Review" shall mean a review of the Insurance Policies provided by the Insurance Servicing Agent pursuant to the Service Agreement once each year for the purpose of determining the gross insurance outstanding, the policy loans outstanding, interest due on policy loans, and the cash value of outstanding Insurance Policies and addressing certain other matters with respect to the Insurance Policies as are more particularly provided in the Service Agreement.

              (9) "COMRep" shall meant the Cost of Money Reduction Plan, as more fully described in Exhibit C hereto.

              (15) "Insurance Policies" shall mean the policies of insurance generally described in Exhibits D and E hereto, initially issued or to be issued by the insurance companies listed in Exhibit D hereto, and any additional, supplemental or replacement policies therefor issued by such insurance companies or other insurance companies that are transferred to the Master Trust.

              (16) "Insurance Servicing Agent" shall mean Financial Marketing Services, Inc., a Nebraska corporation, and its successors and assigns under the Service Agreement, and any successor agent engaged by the Company to perform servicing activities with respect to the Insurance Policies.

              (33) "Service Agreement" shall meant the Service Agreement among the Insurance Servicing Agent, the Trustee and the Company dated as of July 31, 1987, with respect to management and servicing of the Insurance Policies, a copy of which is attached hereto as Exhibit F, as it may be amended from time to time, and any replacement agreement entered into by the Trustee and/or the Company with respect to management and servicing of the Insurance Policies.

2.       The following shall be added after the second sentence of Section 3.05.

         "Such report also shall include a statement of the property and funds, if any, constituting part of the Master Trust in the possession of the Insurance Servicing Agent on the date of such report, and any Annual Review, actuarial analysis and outside evaluation of the Insurance Policies provided by or through the Insurance Servicing Agent as contemplated by the Service Agreement. Any such information with respect to the Insurance Policies may be based solely upon the latest information provided by the Insurance Service Agent pursuant to the Service Agreement, and the Trustee is not responsible for the accuracy of any information received from the Insurance Service Agent."

3.       The following sentence shall be added to Section 5.04.

          "Upon receipt, the Insurance Policies shall be deposited in the Master Trust, although physical custody thereof shall be released to the Insurance Servicing Agent pursuant to the Service Agreement."

4.       The first clause of Section 5.11 shall be restated as follows:

         "To do any and all other acts (including but not limited to, borrowing or raising money from a lender, including the Trustee or an affiliate) which the Trustee shall deem proper to effectuate the powers specifically conferred upon it by this Agreement, provided, however, that the Trustee may not, in its discretionary exercise of powers, do any act or knowingly engage in any transactions which would:"


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


5.       The  following  sentence  shall be added  after the first  sentence  of
         Article VI.

          "Notwithstanding the foregoing, with respect to the Insurance Policies, the Trustee shall upon the written direction of the Company pay the premiums on the Insurance Policies; borrow against and pledge the Insurance Policies as collateral; pay interest and repay prinicpal on borrowings against the Insurance Policies, surrender the Insurance Policies; substitute other investments of equivalent value for the Insurance Policies; and transfer such Insurance Policies to the Company; and perform such other services with respect to and incident to the Insurance Policies as are specified in such written direction, provided that the Company may delegate some or all of such activities to the Insurance Servicing Agent as more particularly described in the Service Agreement for ease of administration. The Trustee shall have no duty to review such Insurance Policies, and has no duty to review the directions, acts, omissions or overall performance of the Company or the Insurance Servicing Agent with respect to the Insurance Policies."

6.        The following Section 7.12 shall be added:

          "The Trustee shall not be responsible or liable for any losses to the Master Trust resulting from nationalization, expropriation, devaluation, seizure, or similar action by any governmental authority, de facto or de jure; or enactment, promulgation, imposition or enforcement by any such governmental authority of currency restrictions, exchange controls, levies or other charges affecting the Master Trust; or acts of war, terrorism, insurrection or revolution; or acts of God; or any other similar event beyond the control of the Trustee or its agents. This Section shall survive the termination of this Agreement".

7. All other terms and conditions of the Agreement shall remain in full force and effect.



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


         IN WITNESS WHEREOF, the parties hereto, each intending to be legally bound hereby, have hereunto set their hands and seals as of the day and year above written.

                                       PUBLIC SERVICE COMPANY OF NEW MEXICO


                                       By:  /s/ Max H. Maerki
                                           --------------------------------
                                       Name:    Max H. Maerki
                                       Title:   Chief Financial Officer



                                       MELLON BANK, N.A.


                                       By:
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                                       Name:
                                       Title: